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                                                                   Exhibit No. 5



                      Winthrop, Stimson, Putnam & Roberts
                            One Battery Park Plaza
                         New York, New York 10004-1490
                           Telephone: (212) 858-1000



                               November 18, 1997



Electric Lightwave, Inc.
8100 N.E. Parkway Drive
Suite 150
Vancouver, Washington 98662

Gentlemen:

        As special counsel to Electric Lightwave, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Act"), of up to $207,000,000 aggregate amount of shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), we have examined the registration statement on Form S-1 (the "Registration Statement") filed under the Act, including the prospectus which is a part thereof, and such other documents as we have considered necessary for the purposes of this opinion. Based upon such examination, we hereby advise you that:

        We are of the opinion that shares of Common Stock (the "Offered Common Stock") to be offered pursuant to the Registration Statement, as amended and supplemented from time to time, will, upon completion of the steps enumerated in the next succeeding paragraph hereof, be validly issued, fully paid and non-assessable.

        The steps which are referred to in the foregoing opinion are:

        (a)  It shall be determined that the public service commissions, or other regulatory agencies or bodies, or other political entities relating to public utilities matters of the pertinent states shall be without jurisdiction, or shall have declined to exercise jurisdiction over the issuance of the Offered Common Stock, or shall have issued appropriate orders approving and authorizing the issuance of the Offered Common Stock and such orders shall be in full force and effect; and
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        (b)  The Offered Common Stock shall have been issued, delivered and paid for in accordance with the U.S. Underwriting Agreement among the Company, Citizens Utilities Company and Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Deutsche Morgan Grenfell Inc., as Representatives of the U.S. Underwriters, and the International Underwriting Agreement among the Company, Citizens Utilities Company and Lehman Brothers International (Europe), Merrill Lynch International, Morgan Stanley & Co. International Limited and Morgan Grenfell & Co. Limited, as Lead Managers of the International Managers.

        We are members of the bar of the State of New York. In rendering the foregoing opinion, we express no opinion as to laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under "Legal Opinions" in the prospectus constituting part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                Very truly yours,


                                /s/Winthrop, Stimson, Putnam & Roberts

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